Exhibit (13)(c)

GUARANTY

GUARANTY dated as of April 22, 2019, made by FS Global Credit Opportunities Fund, a Delaware statutory trust (the “Guarantor”), in favor of Deutsche Bank AG, New York Branch, a corporation organized under the laws of the Federal Republic of Germany, including any of its branches anywhere in its capacity as Administrative Agent under the Credit Agreement for the ratable benefit of the Administrative Agent and Lenders (in such capacity, the “Administrative Agent”). Capitalized terms used herein and not otherwise defined shall have the meaning provided in the Credit Agreement referred to below.

WHEREAS, the Administrative Agent, certain lenders, and the wholly-owned subsidiary of the Guarantor, Dauphin Funding LLC, a Delaware limited liability company (the “Obligor”), have entered into a Credit Agreement of even date herewith (as amended, modified or supplemented from time to time, the “Credit Agreement”) and it is a condition of the initial effectiveness of the Credit Agreement that the Obligor deliver this Guaranty in support of the Guaranteed Obligations (as defined below).

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and as an inducement to the Administrative Agent and the Lenders to enter into the Credit Agreement and the transactions contemplated thereunder with the Obligor, the Guarantor hereby consents and agrees as follows:

1. Guaranty. (a) The Guarantor unconditionally, irrevocably guarantees to the Administrative Agent for the ratable benefit of the Administrative Agent and the Lenders payment when due, whether by acceleration or otherwise, of the full amount of any and all Obligations of the Obligor to the Administrative Agent and the Lenders arising from or in connection with the Credit Agreement together with all expenses incurred by the Administrative Agent and the Lenders in enforcing any of such Obligations or the terms hereof, including, without limitation but without duplication, fees and expenses of legal counsel (subject to the terms and conditions of the Credit Agreement and the other Credit Documents) (the “Guaranteed Obligations”). The Guarantor waives diligence, presentment, demand of payment, notice of dishonor or non-payment, protest, notice of protest, of any such obligations, suit or taking other action by the Administrative Agent and the Lenders against, and giving any notice of default or other notice to, or making any demand on, any party liable thereon (including the Guarantor). Payment by the Guarantor is in all cases to be made in the contractual currency of the payment obligation of the Obligor and to the account designated for payments by the Obligor or such other account as the Administrative Agent may direct.

(b) This Guaranty is a primary obligation of the Guarantor and is an absolute, unconditional, continuing and irrevocable guaranty of payment and not of collectability or performance and is in no way conditioned on or contingent upon any attempt to enforce in whole or in part the Guaranteed Obligations. If the Obligor shall fail to pay any Guaranteed Obligations to the Administrative Agent and the Lenders as and when they are due (after giving effect to any applicable grace period), the Guarantor shall forthwith pay such Guaranteed Obligations in immediately available funds. Each failure by the Obligor to pay any Guaranteed Obligations shall give rise to a separate cause of action herewith, and separate suits may be brought hereunder as each cause of action arises.

(c) The Administrative Agent may, at any time and from time to time, without the consent of or notice to the Guarantor, except such consent as expressly provided for in this Guaranty or any other Credit Document or such notice as may be required by applicable statute which cannot be waived, without incurring responsibility to the Guarantor, without impairing or releasing the obligations of the Guarantor hereunder, upon or without any terms or conditions and in whole or in part, (i) change the manner, place and terms of payment or change or extend the time of payment of, renew, or alter any Guaranteed Obligation, or any obligations and liabilities incurred directly or indirectly in respect thereof or hereof or in any manner modify, amend or supplement the terms of the Credit Agreement or any documents, instruments or agreements executed in connection therewith, including with respect to security or collateral, and the guaranty herein made shall apply to the Guaranteed Obligations, changed, extended, renewed, modified, amended, supplemented or altered in any manner, (ii) exercise or refrain from exercising any rights against the Obligor or others (including the Guarantor) or otherwise act or refrain from acting with respect to security interests granted under the Collateral Documents or with respect to the Collateral, (iii) settle or compromise any Guaranteed Obligations and/or any obligations and liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any Guaranteed Obligations which may be due to the Administrative Agent and the Lenders, (iv) sell, exchange, release, surrender, realize upon or otherwise deal with in any manner or in any order any property by whomsoever pledged or mortgaged to secure or howsoever securing the Guaranteed Obligations and/or any offset thereagainst and (v) apply (subject to the terms and conditions of the Credit Agreement) any sums by whomsoever paid or howsoever realized to any Guaranteed Obligations regardless of what Guaranteed Obligations remain unpaid.

(d) No invalidity, irregularity or unenforceability of the Guaranteed Obligations, ineffectiveness of, or absence or failure of first priority status of, any security interest in property of the Obligor intended to secure the Guaranteed Obligations, or incapacity of the Obligor, shall affect, impair, or be a defense to this Guaranty, which is a primary obligation of the Guarantor.

(e) This Guaranty shall not be affected by the occurrence of any Event of Default or Default under or breach of the Credit Agreement, termination or loan cessation event, by the existence of any bankruptcy, insolvency, reorganization or similar proceedings involving the Obligor, by any change in the laws, rules or regulations of any jurisdiction or by any present or future action of any governmental authority or court amending, varying, reducing or otherwise affecting or purporting to amend, vary, reduce or otherwise affect, any of the Guaranteed Obligations or the obligations of the Guarantor under this Guaranty or by any other circumstance (other than the occurrence of the earlier of (x) the termination of this Guaranty in accordance with and subject to Section 10 and (y) the payment and performance in full of all principal and interest on the Loans and all other Obligations then due and payable (such earlier date, the “Termination Date”)) that might otherwise constitute a legal or equitable discharge or defense of a surety or a guarantor. Except to the extent this Guaranty is terminated pursuant to Section 10, this Guaranty shall be reinstated if at any time any payment by the Obligor, in whole or in part, is rescinded or must otherwise be returned by the Administrative Agent upon the insolvency, bankruptcy or reorganization of the Obligor or otherwise, all as though that payment had not been made.

(f) [Intentionally omitted].

(g) [Intentionally omitted].

2. Representations and Warranties. The Guarantor represents and warrants to the Administrative Agent that:

(a) The Guarantor is a statutory trust organized, validly existing and in good standing under the Laws of Delaware, and has full power and authority and holds all requisite governmental licenses, permits and other approvals to enter into and perform its Obligations under this Guaranty.

(b) The execution and delivery by the Guarantor of this Guaranty, the performance by the Guarantor of its obligations hereunder, and the consummation of all other actions incidental to any thereof have been duly authorized by all necessary statutory trust action, do not and shall not conflict with, result in (i) any violation of, or constitute a default under, any provision of any Organic Document of the Guarantor or (ii) any material violation of, or constitute a material default under, any provision of any Contractual Obligation of the Guarantor or any Applicable Law.

(c) No authorization, approval, consent, action, filing, notice or registration by or with any Federal, state or other Governmental Authority is required for the due execution, delivery or performance by the Guarantor of this Guaranty or the consummation of any transactions contemplated hereby, except for authorizations, approvals, consents, actions, filings, notices or registrations which have been duly obtained or made and are in full force and effect.

(d) This Guaranty has been duly executed and delivered by the Guarantor and constitutes the legal, valid and binding obligation of the Guarantor enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar Laws affecting creditors’ rights generally or by general equitable principles relating to enforceability.

3. Covenants.

(a) Until the Termination Date, the Guarantor agrees that:

(i)

It will use all reasonable efforts to maintain in full force and effect all consents of any Federal, state or other Governmental Authority that are required to be obtained by it with respect to this Guaranty and will use all reasonable efforts to obtain any that may become necessary in the future; and

(ii)

It will comply in all material respects with all applicable laws and orders to which it may be subject if failure so to comply would materially impair its ability to perform its obligations under this Guaranty.

4. Subrogation. Until the termination of the Commitment and payment and performance in full of all principal and interest on the Loans and all other Obligations then due and payable, the Guarantor shall not (i) exercise any right of subrogation or indemnity, or similar right or remedy, against the Obligor or any of its assets or property or (ii) file a proof of claim in competition with the Administrative Agent. If, prior to the termination of the Commitment and payment and performance in full of all principal and interest on the Loans and all other Obligations then due and payable, the Guarantor receives any amount as a result of any action against the Obligor or any of its property or assets or otherwise and such amount is required to be repaid by the Obligor pursuant to Section 3.03(b) of the Credit Agreement, the Guarantor shall forthwith pay that amount received by it to the Administrative Agent, to be credited and applied against such amount so required to be repaid.

5. Successions or Assignments.

(a) This Guaranty shall inure to the benefit of the successors or assigns of the Administrative Agent who shall have, to the extent of their interest, the rights of the Administrative Agent hereunder.

(b) This Guaranty is binding upon the Guarantor and its successors and assigns. The Guarantor may not assign or transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent, and any purported assignment in violation of this provision shall be void.

6. Amendments, Waivers, Notices. Subject to Section 10, this Guaranty and any terms hereof may be changed, waived, discharged or terminated if such change, waiver, discharge or termination is in writing signed by the Administrative Agent and the Guarantor, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Any notice or communication to the Administrative Agent or the Guarantor in connection with this Guaranty shall be addressed to it at the address specified in Section 9.03 of the Credit Agreement.

7. [Reserved].

8. [Reserved].

9. Governing Law; Submission to Jurisdiction; Venue; Waiver of Jury Trial.

(a) THIS GUARANTY SHALL BE CONSTRUED IN ACCORDANCE WITH, AND THIS GUARANTY AND ALL MATTERS ARISING OUT OF OR RELATING IN ANY WAY WHATSOEVER TO THIS GUARANTY (WHETHER IN CONTRACT, TORT OR OTHERWISE) SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS GUARANTY MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS GUARANTY, EACH OF THE PARTIES HERETO IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE NON-EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS. EACH OF THE PARTIES HERETO HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH COURT LACKS JURISDICTION OVER IT, AND AGREES NOT TO PLEAD OR CLAIM, IN ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS GUARANTY BROUGHT IN ANY OF THE AFORESAID COURTS, THAT ANY SUCH COURT LACKS JURISDICTION OVER IT. EACH OF THE PARTIES HERETO FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, OR BY HAND DELIVERY, AT ITS ADDRESS FOR NOTICES PURSUANT TO SECTION 9.03 OF THE CREDIT AGREEMENT. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER THAT SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT OR THE LENDERS TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE BORROWER IN ANY OTHER JURISDICTION.

(b) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS GUARANTY BROUGHT IN THE COURTS REFERRED TO IN SECTION 9(a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH OF THE PARTIES TO THIS GUARANTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS GUARANTY OR THE TRANSACTIONS CONTEMPLATED HEREBY.

10. Termination of Guaranty. Notwithstanding anything herein to the contrary, the Guarantor may terminate this Guaranty by providing not less than thirty (30) days prior written notice of the same to the Administrative Agent, which such notice shall designate the date that this Guaranty shall terminate; provided, however, that the Guarantor may not terminate this Guaranty if a Default or Event of Default under the Credit Agreement has occurred and is continuing.

11. Integration of Terms. This Guaranty contains the entire agreement between the Guarantor and the Administrative Agent relating to the subject matter hereof and supersedes all oral statements and prior writing with respect hereto.

12. Headings. Headings in this Guaranty are provided for convenience only and shall not affect the meaning or construction of any provision hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Guaranty to be duly executed by their respective authorized officers as of the day and year first above written.

GUARANTOR:

FS GLOBAL CREDIT OPPORTUNITIES FUND

By:	/s/ Edward T. Gallivan, Jr.
Name: Edward T. Gallivan, Jr.
Title: Chief Financial Officer

ACKNOWLEDGED BY:

DEUTSCHE BANK AG, NEW YORK BRANCH, as Administrative Agent

By:	/s/ Ian R. Jackson
Name: Ian R. Jackson
Title: Managing Director
By:	/s/ David Dirvin
Name: David Dirvin
Title: Managing Director

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